Registration No. 333-________
Filed May 20, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

Malvern Federal Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

United States

(State or Other Jurisdiction of Incorporation or Organization)

To Be Applied For

(I.R.S. Employer Identification No.)

42 East Lancaster Avenue
Paoli, Pennsylvania	19301
(Address of Principal Executive Offices)	(Zip Code)

Malvern Federal Savings Bank Employees’ Savings
and Profit Sharing Plan

(Full Title of the Plan)

Ronald Anderson	Copies to:
President and Chief Executive Officer	Hugh T. Wilkinson
Malvern Federal Bancorp, Inc.	Elias, Matz, Tiernan & Herrick L.L.P.
42 East Lancaster Avenue	734 15th Street, N.W.
Paoli, Pennsylvania 19301	Washington, D.C. 20005
(610) 644-9400	(202) 347-0300
(Name, Address and Telephone Number of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	100,000 shares (1)	$10.00	$1,000,000	$39.30

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(1)           The 100,000 shares of Common Stock represent an estimate of such presently undeterminable number of shares as may be purchased with employee contributions pursuant to the Malvern Federal Savings Bank Employees’ Savings and Profit Sharing Plan ("401(k) Plan").  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended ("Securities Act"), this registration statement also covers an indeterminable amount of interests to be offered or sold pursuant to the 401(k) Plan.  The Proposed Maximum Offering Price Per Share for shares to be issued under the 401(k) Plan is equal to initial public offering price of the Common Stock on May 19, 2008 and is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) promulgated under the Securities Act.

__________________________

This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462.

PART I

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

________________

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

(a)	The Company's Prospectus dated February 11, 2008 and Prospectus Supplement dated April 8, 2008, filed pursuant to Rule 424(b) under the Securities Act (File No. 333-148169) with the Commission;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Commission

(c)
The description of the Common Stock of the Company contained in Item 1, "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A as filed on May 7, 2008 (File No. 001-34051); and

(d)
All documents filed by the Company or the 401(k) Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable since the Company's Common Stock is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Generally, federal regulations define areas for indemnity coverage for federal savings associations and federal subsidiary holding companies as follows:

(a)           Any person against whom an action is brought or threatened because that person is or was a director or officer of the savings association shall be indemnified by the savings association for:

(i)           Any amount for which such person becomes liable under a judgment in such action; and

(ii)           Reasonable costs and expenses, including reasonable attorney=s fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if the person attains a favorable judgment in such enforcement action.

(b)           Indemnification shall be made to such person under paragraph (b) of this section only if:

(i)           Final judgment on the merits is in his or her favor; or

(ii)          In case of:
a.  Settlement,
b.  Final judgement against him or her, or
c.  Final judgement in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings association or its members.  However, no indemnification shall be made unless the association gives the Office at least 60 days notice of its intention to make such indemnification.  Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court.   Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof.  The notice period shall run from the date of such receipt.  No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.

(c)           As used in this paragraph:

(i)           "action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

(ii)           "court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

(iii)           "final judgment" means a judgment, decree, or order which is not appealable and as to which the period for appeal has expired with no appeal taken;

(iv)           "settlement" includes the entry of a judgment by consent or by confession or a plea of guilty or nolo contendere.

Item 7.	Exemption from Registration Claimed.

Not applicable since no restricted securities will be reoffered or resold pursuant to this Registration Statement.

Item 8.	Exhibits.

(a)           The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

No.	Exhibit

4.0	Common Stock Certificate*
23.0	Consent of Beard Miller Company LLP
24.0	Power of attorney for any subsequent amendments is located in the signature pages
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*	Incorporated by reference from the Company's Registration Statement on Form S-1 (Commission File No. 333-148169) filed with the Commission on December 19, 2007, as amended.

(b)           The 401(k) Plan will be submitted to the Internal Revenue Service ("IRS") in a timely manner, and the Registrant undertakes to submit to the IRS in a timely manner any amendments to the 401(k) Plan under the Internal Revenue Code and had made or will make all changes required by the IRS in order to qualify, or continue the qualification of, the 401(k) Plan.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes that it will:

1.           file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)           include any additional or changed material information on the plan of distribution;

(2)           for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paoli, Commonwealth of Pennsylvania, on this 20th day of May 2008.

MALVERN FEDERAL BANCORP, INC.

By	/s/ Ronald Anderson
Ronald Anderson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Ronald Anderson his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/s/ Ronald Anderson	Director, President and Chief
Ronald Anderson	Executive Officer	May 20, 2008
(principal executive officer)

/s/ F. Claire Hughes, Jr.
F. Claire Hughes, Jr.	Chairman of the Board	May 20, 2008

/s/ John B. Yerkes, Jr.
John B. Yerkes, Jr.	Vice Chairman of the Board	May 20, 2008

/s/ Joseph E. Palmer, Jr.
Joseph E. Palmer, Jr.	Director	May 20, 2008

Name	Title	Date

/s/ David R. Prizer
David R. Prizer	Director	May 20, 2008

/s/ Cordine Scartozzi
Cordine Scartozzi	Director	May 20, 2008

/s/ Edward P. Shanaughy, II
Edward P. Shanaughy, II	Director	May 20, 2008

Kristin S. Camp	Director	May 20, 2008

/s/ George E. Steinmetz
George E. Steinmetz	Director	May 20, 2008

/s/ Dennis Boyle
Dennis Boyle	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	May 20, 2008

The 401(k) Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of the employee benefit plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paoli, Commonwealth of Pennsylvania, on May 20, 2008.

MALVERN FEDERAL SAVINGS BANK
EMPLOYEES’ SAVINGS AND
PROFIT SHARING PLAN

By:	/s/ Ronald Anderson
Ronald Anderson, on behalf of
Malvern Federal Savings Bank
as the Plan Administrator